Exhibit 99.1
Final Transcript

Conference Call Transcript
CHS — Q4 2008 Chico’s FAS, Inc. Earnings Conference Call
Event Date/Time: Mar. 03. 2009 / 8:30AM ET

CORPORATE PARTICIPANTS
Robert Atkinson
Chico’s FAS, Inc. — VP of IR
Kent Kleeberger
Chico’s FAS, Inc. — CFO
David Dyer
Chico’s FAS, Inc. — President and CEO
CONFERENCE CALL PARTICIPANTS
Kimberly Greenberger
Citigroup — Analyst
Michelle Tan
Goldman Sachs — Analyst
Tracy Kogan
Credit Suisse — Analyst
Adrienne Tennant
FBR Capital Markets — Analyst
Liz Dunn
Thomas Weisel Partners — Analyst
Brian Tunick
JPMorgan Chase & Co. — Analyst
Janet Kloppenburg
JJK Research — Analyst
Marnie Shapiro
The Retail Tracker — Analyst
Stacy Pak
SP Research — Analyst
Margaret Whitfield
Stern Capital — Analyst
Lorraine Maikis-Hutchison
Bank of America/Merrill Lynch — Analyst
PRESENTATION
Operator
Good morning. My name is Lori and I will be your conference operator. At this time I would like to welcome everyone to the Chico’s FAS fourth quarter earnings conference call. All lines have been placed on mute to prevent any background noise. After the speaker’s remarks, there will be a question-and-answer session. (Operator Instructions). Thank you.
I will now turn the call over to Robert Atkinson, Vice President of Investor Relations. Please go ahead, sir.

Robert Atkinson - Chico’s FAS, Inc. - VP of IR
Thanks, Lori. Good morning, everyone. Welcome to the Chico’s FAS fourth quarter earnings conference call and webcast. CEO Dave Dyer and CFO Kent Kleeberger are with me here at our Fort Myers headquarters.
Before Kent begins his review of the quarter I would like to remind you of our Safe Harbor statement. Certain statements made this morning, including, without limitation, statements addressing the beliefs, plans, objectives, estimates, or expectations of the Company, or future results or events constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known or unknown risks including but not limited to general economic and business conditions and the conditions in the specialty retail industry. There can be no assurance that actual future results, performance or achievements, expressed or implied by such forward-looking statements will occur.
Users of forward-looking statements are encouraged to review the Company’s latest annual report on Form 10-K, its filings on Form 10-Q, management’s discussion and analysis in the company’s latest annual report to shareholders, the company’s filings on Form 8-K and other federal securities law filings for a description of other important factors that may affect the company’s business results of operations and financial condition. The Company does not undertake the publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results, expressed or implied by such statements, will not be realized.
The Company reports its consolidated financial results in accordance with Generally Accepted Accounting Principles or GAAP. However, to supplement these consolidated financial results, management believes that certain non-GAAP operating results which exclude impairment and certain other nonrecurring charges may provide a more meaningful measure on which to compare the Company’s results of operations between periods. The Company believes these non-GAAP results provide useful information to both management and investors by excluding certain expenses that it believes are not indicative of its core operating results. A reconciliation of fourth quarter and fiscal 2008 year end earnings per diluted share on a GAAP basis to earnings per share on a non-GAAP basis are presented in today’s press release. Please note that the Company plans to file an 8-K with the SEC that will include a transcript of today’s conference call and webcast.
With that I will turn it over to Kent Kleeberger. Kent.

Kent Kleeberger - Chico’s FAS, Inc. - CFO
Thanks, Bob. Good morning, everyone. While it is a disappointment to all of us to report a net loss for the period we believe we achieved important objectives that we set for ourselves back in October.
First, our comp trend, albeit still negative displayed a slight improvement from the third quarter when other missy retailers saw their comps deteriorate significantly. Second, our year-end inventories, that’s total inventories, were down 15% per square foot from a year ago, with the Chico’s brand down 17% per square foot. That’s an all in number including goods in our distribution center and goods in transit primarily from overseas where we have taken title according to trade terms. Third, when you eliminate the impairment and restructuring costs in the quarter, we reduced SG&A by $24.6 million from fourth quarter 2007. And fourth, our cash and marketable securities balance at the end of the quarter increased 5% from the end of the third quarter, to nearly $269 million.
While these accomplishments do not outweigh or in any way offset the fact that we had a net loss for the quarter, we do consider that they are important steps in our movement back toward profitability.
Now for a more detailed review of operating results for the fourth quarter. Chico’s FAS had a net loss of $40.5 million, or $0.23 per diluted share, compared to a net loss of $20.5 million, $0.12 per diluted share for the like period last year. Included in the latest quarter was $9.1 million, or $0.05 per diluted share, for noncash impairment charge, net of taxes, related to the write off of fixed assets at selected underperforming stores.
Also included in the fourth quarter results were after tax severance and work-force reduction costs, net of taxes of $6.6 million or $0.04 per diluted share, related to our previously disclosed cost reduction initiatives and the obligations the company had under the separation agreement with the former Chief Executive Officer.
Also, you may remember that we previously anticipated impairment charges related to goodwill. However, upon further review, coupled with an increase in market cap, we determined that a charge was not required. Excluding the $15.7 million, or $0.09 per diluted share, in charges, the company had a net loss of $24.9 million, or $0.14 per diluted share, compared to the net loss of $20.5 million or $0.12 per diluted share for the 2007 quarter.
As we reported on February 5th, net sales for the fourth quarter totaled $373.4 million compared to $409.3 million for fourth quarter 2007. Comparable store sales for the company decreased 13% compared to the 15.7% decrease for the ‘07 period. By brand, Chico’s comp decreased 16.5% compared to the 16.4% decrease for the like period last year, and White House/Black Market had a 5% decrease compared to a 17.4% decrease last year.
The following are sales metrics for all front line stores meaning we exclude outlet stores and DTC results but include noncomping front line stores. For the fourth quarter the Chico’s brand units per transaction were up almost 1%, while average unit retail was down nearly 3%, netting to an average dollar sale or average transaction size being down about 2%. Chico’s total front line store transactions were down nearly 15%. For White House/Black Market, units per transaction were up 6% and average unit retail was up 3% summing to an average dollar sale increase of almost 9%. Total White House/Black Market transactions per store were down nearly 13% for the quarter.
Moving down the income statement, gross margin as a percentage of sales decreased 330 basis points to 44.4%. White House/Black Market had lower merchandise margins due to lower initial market ups or IMU coupled with slightly higher mark downs. Chico’s merchandise margins also had lower IMUs partially offset by an improved mark down rate. Additionally, the Chico’s brand had higher buying costs coupled with the deleveraging of these costs resulting from the negative comp for the quarter, which put added pressure on gross margins.
SG&A expenses for the quarter including the $23.7 million in pre-tax impairment restructuring charges still decreased by a marginal percentage to $228.4 million. Excluding these nonrecurring charges, SG&A would have decreased 11% below a year ago to $204.7 million, or on a percentage of sales basis, 130 basis points below fourth quarter 2007. Within SG&A, store operating expenses decreased on a dollar basis from last year by $5.7 million, but increased about 230 basis points due to the deleveraging associated with negative same-store sales, and because selling payroll did not flex in direct proportion to the negative comp. The company did see a reduction in supplies and shipping cost across all three brands.
Marketing costs decreased $12.4 million and shared service expense decreased $6.4 million within SG&A for the quarter. These decreases were largely due to cost reduction initiatives and increased efficiencies we recognized in our direct marketing efforts introduced throughout 2008.
At this point it seems appropriate to recap our 2008 cost savings initiatives and which portion of the P&L they affect. By mid year, we had identified $31 million to $36 million of cost savings comprised of approximately $5 million for outbound freight to stores, $8 million to $10 million in reduced marketing costs, including catalog page count and reduced prospecting, and $18 million to $21 million in stores’ payroll and store-related expenses.
With the collapse of the financial markets beginning in mid September, we challenged the executive team in the organization to look for additional cost savings, and identified another $15 million to $18 million in further reductions. This second tranch of savings in ‘08 came from the elimination of certain open positions, further reduction in stores’ payroll and stores related expenses, elimination of certain media advertising, and reduction in shared services. By our calculations, that brought our total

2008 cost savings up to the range of $46 million to $54 million, of which $37 million to $43 million would come out of SG&A and about $9 million to $11 million would be accretive gross margin.
On January 29th, we announced additional expense reduction actions that included the elimination of approximately 180 positions or the equivalent of 11% of the headquarters staff. This work force reduction is expected to reduce our payroll and related benefit expenses by approximately $15 million over the 2009 fiscal year, with approximately $10 million of that benefiting SG&A. Consequently, this event increases the Company’s targeted expense savings goal for 2009 to a range of $35 million to 40 million.
Now, let’s look at the balance sheet. I have already mentioned that our cash and marketable securities were up 5% compared to the end of the third quarter and none of our invested cash is in risk laden auction rate securities. Our total inventories decreased $11.8 million, or 8.2%, resulting in a decrease of approximately 15% on a cost per square foot basis compared to fourth quarter last year. This is the lowest year-end inventory per square foot for Chico’s since 1999. The substantial decrease was achieved despite a $3 million increase in inventory in transit for the Chico’s brand compared to last year.
The Company remains debt-free and we have further enhanced our liquidity position by entering into the previously disclosed $55 million senior credit facility in late November. However, we do not anticipate any need to draw on this facility. In fact, we believe that our cash and cash generated from operations will satisfy our working capital and capital investment needs for 2009 and years to come.
For the full fiscal year, 2008, capital expenditures were $104.6 million, a 48% decrease from the $202.2 million in 2007. For 2009, we expect CapEx to approximate $70 million, which would be a 33% reduction from 2008. Depreciation and amortization approximated $97.6 million, representing an increase of $5.6 million over the prior year. We anticipate depreciation and amortization to approximate $93 million to $95 million for fiscal 2009.
During 2008, the Company’s selling square footage increased to 8.1% to 2.6 million square feet. We opened 62 new stores, closed 24, and completed 32 relocations and/or expansions. For 2009, we plan to open 20 to 25 new stores, mostly for Soma and White House/Black Market, and close about the same number of total stores as well as relocating/remodeling 10 to 15 existing stores. Thus we expect net square footage growth to be less than 1% for 2009.
Our expectations on CapEx, depreciation, stores activity and first quarter comps is all we intend to provide for 2009, other than we expect 2009 to be extremely rocky, particularly in the first half. Thus, we are not providing earnings guidance for the first quarter or for the full year of 2009. However, we will say that we are estimating first quarter comparable store sales to decrease in the mid to low teens for the total company. Accordingly we are planning inventories very much in line with our comp sales assumptions.
With that I will turn it over to Dave Dyer for additional commentary.

David Dyer - Chico’s FAS, Inc. — President and CEO
Hello, everyone. This is Dave. Quite a bit has happened over the last seven weeks. We have streamlined our organization, initiated expense reductions across the entire company, and brought a new brand President for Chico’s and a new Chief Operating Officer on board. The entire company is reenergized and focused on improving our performance and serving our customers.
I have spent significant time in the stores, listening to our customers and to the field organization, and time here in Fort Myers listening to what our headquarters staff has to say. I want to make sure that I understand the question before giving the answer.

However, several short-term priorities rapidly emerged, and those priorities are, one, improve Chico’s performance; two, grow White House/Black Market and Soma Intimates; three, build a direct to consumer business; and, four, control expenses and rationalize expense structure.
The Chico’s customer is still passionate about our company. She’s rooting for our success. She just wants her store back. She wants more sophisticated and unique merchandise along with great customer service that we’re known for. We have become just a little too predictable and a little too cookie cutter from store design to store assortment. Increased nonselling tasks have distracted our associates from job number one, and that is delivering amazing personal service.
We have begun to simplify store tasks and have placed renewed emphasis on the customer experience. We are beefing up store schedules during key selling periods, we are working to reduce overlapping coupons, improve our monthly mailings and adding television back to the media mix for fall. And most importantly we are laser focused on the product assortment. I asked fellow director, Verna Gibson, to help me during this transition and she has made many positive merchandising changes for early fall.
The energy and excitement level is definitely back in our Chico’s merchandising team. Cindy Murray, our new Chico’s brand President has been onboard for about a week. She is a great merchant and I know she will have significant impact on the Chico’s business. Like me, Cindy is currently focusing on understanding the customer and visiting our stores. While Cindy will have input on late fall and holiday, spring 2010 will be her first full season impact.
White House/Black Market is poised for growth. Even in these tough economic times, the business has the potential to positively comp each month. I have reviewed the product through fall and believe that each delivery is stronger than the last. We are adding marketing support for the brand to help position White/Black as a designer fashion brand and grow the business. Donna Noce and the White House team are hitting on all cylinders — great leadership, great product, great store presentation and great customer service.
Last week I named Chuck Nesbit as President of Soma Intimates brand. He is now able to concentrate entirely on our intimate apparel growth initiatives. Chuck and his team have developed a new store for Soma that is designed to break even in the first year of operations. We expect Soma to make positive cash contribution to Chico’s FAS by the end of 2010. Soma has the potential for great future growth.
Kent Kleeberger, our CFO, now has the added responsibility of planning and allocation. We anticipate a better financial check and balance process for our inventory investments.
I also have announced that we have hired Jeff Jones as Chief Operating Officer of Chico’s. Jeff brings tremendous retail experience as a CFO, Chief Operating Officer, and CEO of companies such as Sears, Lands End and Shopko. Jeff will have IT, distribution, logistics and facilities reporting to him, as well as the direct to consumer business. His charge is to implement our new enterprise systems, build a state of the art DTC infrastructure and grow our internet sales, improve technology to support our customer service efforts, and bring greater efficiencies to our operations. Currently our direct to consumer is about 4% of our business. We believe that with improved infrastructure and attention to this channel we can set a near term goal to become 10% of our business.
While we have temporarily slowed our store growth we have attacked expenses with a greater sense of urgency. We are willing to be opportunistic to take calculated risks and to invest appropriately when the opportunity arises. So a lot has happened in short order. The company is energized and focused on improving performance. We believe that even in this tough economic climate our strong cash-rich and debt-free balance sheet gives us the ability to be aggressive where warranted and to increase market share as a result.
I am now going to turn the call back over to Bob.

Robert Atkinson - Chico’s FAS, Inc. - VP of IR
Thanks, Dave. Before Lori gives us the procedure for queueing for questions, I would ask that each questioner limit that themselves to one question and one follow up. In this way we’ll be able to accommodate as many questioners as time permits. You are welcome to get back in the queue in the same manner you did originally. Lori, how many security analysts indicate a question?

QUESTION AND ANSWER
Operator
(Operator Instructions). We will pause for just a moment to compile the Q&A roster. Your first question comes from the line of Kimberly Greenberger of Citigroup.

Kimberly Greenberger - Citigroup - Analyst
Great. Thank you. Good morning. Dave, I wanted to ask you about item number two on your list of priorities, growing Soma. If you could first comment on how much Soma lost in 2008, that would be helpful. And I think I heard you say that you expect the division to positively contribute cash on a four wall basis by the end of 2010. Assuming that goal is achieved, how much will the division be losing at that point in time including the corporate overhead allocation? Thanks.

David Dyer - Chico’s FAS, Inc. - President and CEO
Well, there’s two things. First, we haven’t released numbers on Soma because that division so far is not material, it is included within Chico’s numbers. I will tell you that I do believe the Soma division has the opportunity to be a $600 million to $1 billion business for the company over time. We current have 80 stores and believe we obviously have the opportunity to be a 300 or 400 store chain at some time. Right now, we see in the next few years for growing to somewhere around 120 to 150 stores and we believe that somewhere over 100 stores that it reaches the proper scale so we can source better and more efficiently. I think with the new store model that we have we are going to see them become a lot more productive a lot quicker.

Kimberly Greenberger - Citigroup — Analyst
Correct me if I’m wrong but I think the cumulative loss of Soma is around $100 million. It strikes me as material. So I am —

Kent Kleeberger - Chico’s FAS, Inc. - CFO p
Okay. Actually Kimberly, that’s a fair estimate, but that’s cumulative since — we have the original start up, but I don’t necessarily consider Soma material in relation to the 2008 operating results. It is a development-stage company. We are not going to disclose the results of operations separately. You can be assured that it is going to lose money than last year and that’s all we are willing to say.

Kimberly Greenberger - Citigroup - Analyst
Okay. My follow up question is on inventory. It looks like you have made a nice down payment today in terms of starting to get the inventory back in line. Productivity versus peak is down over 30%. You have got inventory down from peak, or down about half as much. Can you just talk about the opportunity to further reduce inventory level.

Kent Kleeberger - Chico’s FAS, Inc. — CFO
I think there’s a lot of opportunity still within the Chico’s brand. I think that we are looking at the number of choice counts within areas of the business. We are also taking a look at smaller stores, we believe we are getting backed up in inventory in smaller stores and we need to determine what the right assortment is for smaller stores. And I think the other thing that is also come up is we are starting to take a look at the size of our purchase orders on individual styles because Chico’s, like the White House/Black Market customer, likes to look unique and there’s a chance that we might trim some of our all store buys.

Kimberly Greenberger - Citigroup — Analyst
Thanks, Kent.

Operator
Your next question comes from the line of Michelle Tan of Goldman Sachs.

Michelle Tan - Goldman Sachs — Analyst
Great. Thanks. Good morning. A couple of questions. The first one on White House/Black Market. I understand you have been very positive there and sales have been better, which is great. But at the same time, when we look at the merchandise margins, they have been deteriorating quite a bit. You are selling higher price points but the markdowns are up, the IMU is down. Can you help me understand why we shouldn’t be more worried about that division and think it needs more work before you get aggressive with rolling it out?

Kent Kleeberger - Chico’s FAS, Inc. — CFO
Yes, I think that 2008 was a critical year in the history of White House/Black Market. I think there were a lot of great learns. One of the things we knew going in is that there was a silly rule in the business that we weren’t going to spend more than $3 a yard on piece goods. We did away with that silly rule in trying to upgrade the brand. As a result, obviously, we did see a decline in initial markup. On the other hand, I would tell you that as the mix changes we have a great dress business. The accessories business is building in line with dresses, that we are actually going to see IMU increase for the White House/Black Market division.
I think that the other piece, as well, is that we are much better positioned in terms of inventory planning than when we started fiscal 2008. We have upgraded the talent. We are actually planning the business on a week by week basis. It used to be planned on a monthly basis and I think we have much better control over the inventory levels. As a result of that we should see a decrease in mark downs on a go forward basis.

Michelle Tan - Goldman Sachs — Analyst
Okay. Great. And then my follow up is on Chico’s, on the IMU being down there, how much of that is the higher buying cost versus lower ticket price or more planned promotions in the business?

Kent Kleeberger - Chico’s FAS, Inc. — CFO
Buying costs are not included in the IMU calculations. When we speak to IMU on Chico’s, it is not what I would call a large decrease in IMU. There has been some promotional and some value-pricing effort that has been happening in the brand, at least for the last six months or so, which does put some pressure on initial markup.

Michelle Tan - Goldman Sachs — Analyst
Okay. Great. Thanks for the help.

Operator
Your next question comes from the line of Tracy Kogan of Credit Suisse.

Tracy Kogan - Credit Suisse — Analyst
Thanks. Two questions. First, can you talk about your marketing strategy for next year, and how do you expect your spend to be in ‘09 versus ‘08, and how do you see the types of marketing changing? And then secondly, can you just break down your CapEx expectations between new stores, remodels, IT, and distribution center? Thanks.

David Dyer - Chico’s FAS, Inc. — President and CEO
Well, I think first I’ll talk just about the marketing strategy. I think it is different for each brand. When it comes to Chico’s, what we are doing is we’re looking at our patterns of mailing, and how deep we deal into the file. I think we’ve had some good learnings on both prospecting and the segments of our file that perform best. So I think we will be are refining our mailings strategy.
And the second thing we plan to do is to add television back to the mix. I think the good thing that television does is that it brings new prospects to the brand, and we have seen over the last couple of years, since we stopped television advertising, that our prospecting, our new customer acquisition efforts have been down. So we plan to get that back.
Our total marketing spend is down about 5% from the previous year. So some of this we are going to be buying from ourselves just by using other media and by being more efficient in everything we do. It is not one size fits all. It is a balance of marketing and media, and I do think television is going be an important part to bring back into the mix this fall.
When it comes to White/Black, that brand I really believe is ready to roll. As I said earlier, the product, the presentation, and the customer acceptance, and certainly the reaction in the stores, we have seen some very, very positive trends there, and I expect for that to continue. We will be adding a lot more marketing to them, to help increase their perception as a designer brand alternative, which I do believe they are. It is great fashion at reasonable prices. And we will be looking for a lot of events, PR and media event for the consumer market over the next year.
For Soma, it is refining the mailing and also we have been very successful on television with our vanishing edge panty line and we will be looking at some way to do television, certainly in our major markets and our spot markets for Soma. But overall, it is really a reallocation and rethinking of the marketing dollars. We got, I think a little too used to just doing mailings, mailings and coupons and overlapping coupons, and we are looking for that mix to change which we believe can drive more profitable sales.

Tracy Kogan - Credit Suisse — Analyst
And just to be clear, what in terms of dollars were you looking for in ‘09 versus ‘08?

Kent Kleeberger - Chico’s FAS, Inc. — CFO
For marketing spend.

Tracy Kogan - Credit Suisse — Analyst
Yes, overall.

Kent Kleeberger - Chico’s FAS, Inc. — CFO
I think this year we finished in the $80 million range, if memory serves me correct, before home office. So it’s down about 5% is roughly about a $4 million reduction.

Tracy Kogan - Credit Suisse — Analyst
Can you break out the CapEx, please.

Kent Kleeberger - Chico’s FAS, Inc. — CFO
I think really the delta is with respect to the new stores. When we are going from $104.6 million down to $70 million you can basically assume there’s probably about a $35 million to $40 million reduction in store CapEx, and then the balance is really shared between the home office and IT development.

Tracy Kogan - Credit Suisse — Analyst
Great. Thank you.

Operator
Your next question cops from the line of Adrienne Tennant of FBR Capital Markets.

Adrienne Tennant - FBR Capital Markets — Analyst
Good morning David, Kent and Bob. Congratulations at least on the inventory piece of it. I know that was hard work. My first question is on the DTC. Dave can you talk about the type of infrastructure investment that needs to be made there and what you think the potential for the DTC business could be going forward.

David Dyer - Chico’s FAS, Inc. — President and CEO
The investment actually is probably less than $5 million, and it is in our capital spend this year. We have put ourselves on the ATG platform for the web site, and then we are implementing Phase II of that, which will be the order management and flow and telephone and total order management piece of it which will be in by early fall. We just did a large upgrade to our warehouse management system which makes us have basically the total infrastructure that we need systems-wise, and now looking at facilities and how we reduce some of our distribution facilities or use them more efficiently to support direct to consumer is the next step.
But I feel that with Jeff Jones, our new Chief Operating Officer onboard who will be overlooking this entire not only systems implementation but driving the direct to consumer business, that it gives us a great opportunity. And again, I said the short term goal within the next two or three years, 10% of our business from 4%. So I want us to double it. And I think it can be a very, very profitable and important piece of our business going forward.

Adrienne Tennant - FBR Capital Markets — Analyst
That upgrade on the WMS, has that already been done?

David Dyer - Chico’s FAS, Inc. — President and CEO
It was done over the weekend.

Adrienne Tennant - FBR Capital Markets — Analyst
Okay. So you are running smoothly on that.

David Dyer - Chico’s FAS, Inc. — President and CEO
Running smoothly.

Adrienne Tennant - FBR Capital Markets — Analyst
Okay. And then, this is part of the same question. So, the difference between 1H and 2H, obviously your DTC, the direct business was down year-over-year in the first half, you reduced circulation in the back half. What were the changes that helped you get more productive in the back half, and turn it around?

Kent Kleeberger - Chico’s FAS, Inc. — CFO
In the DTC business, the recovery in the back half?

Adrienne Tennant - FBR Capital Markets — Analyst
Yes.

Kent Kleeberger - Chico’s FAS, Inc. — CFO
I think that the power of the internet and a lot of E marketing, if you will, we have done out bond marketing with respect to most of the brands, sometimes twice a week. The other thing we are noticing is that there’s a clearance customer that’s on the web. The inventory turns, especially in the fourth quarter, on the sale goods were nothing short of amazing. So I think if anything we probably could have used a little more inventory on the markdown side.

Adrienne Tennant - FBR Capital Markets — Analyst
Okay. And then my second question is can you talk about early spring merchandise and then the pyramid of basics to novelty, where are you current day and how should we think about that change as we go into the back half of the year?

David Dyer - Chico’s FAS, Inc. — President and CEO
Well, I will talk about the pyramid. Chico’s is a very — and I will talk specifically to the Chico’s brand. Chico’s is a very interesting brand having merchandised stores or been with companies such as J Crew and even Hilfiger with our stores and watching it sell. It is a very, very different business. There is a lot more novelty and a lot more complete outfits sold at Chico’s than any place I have seen. The customer really likes to have kind of the throw of the hunt.
We’ve said in the past there’s always something new at Chico’s every day and I think maybe we lost that. Kent was talking to some of the buys which we have bought too deep. We have bought novelty jackets in greater quantity than we should have. And I think that part of it is the sense of urgency to buy. In the past, when you would come in if you didn’t buy it quick, it wouldn’t be there. And I think that we are bringing some of that back to the business. That doesn’t mean that we don’t sell basics, we just sell them in a different way than most companies do. We really don’t have to put our basics on the front table and pile them high as you see in most mall retailers. We can take them back in the business, and our salespeople are great. They will do a complete outfit and over the course of the season we will wind up selling millions of units of basis, but it is just a very different way to sell them.
So I would say that what we have to get back into the brand is the uniqueness, the specialness, and the customer service, which I think, really unintended consequence of the extra markdowns that we have taken and many of the other things, operational issues in the business with product is that it took a lot of task in the stores to handle the merchandise, and probably took our eye off of some of the customer service we have been known for. I think that we are really on to it.
We don’t have in the Chico’s merchandise, I think we went away from some of the more sophisticated and unique and special looks we have. We are going to be bringing those back. This is not a cookie cutter brand, that you can roll out as you would another chain store. Chico’s is really a collection of boutiques. And you need to think about each store as a boutique, versus a chain store.

Adrienne Tennant - FBR Capital Markets — Analyst
Is there a targeted CC or SKU count reduction from spring to fall?

David Dyer - Chico’s FAS, Inc. — President and CEO
I wouldn’t say that there is a targeted number. I think that probably in some ways we may see more SKUs in classifications like novelly jackets where we are buying less of each style but buying more styles.

Adrienne Tennant - FBR Capital Markets — Analyst
Okay. Very good. Good luck.

Operator
Your next question comes from the line of Liz Dunn of Thomas Weisel.

Liz Dunn - Thomas Weisel Partners — Analyst
Hi. Good morning. A question regarding Chico’s division. You mentioned in your prepared remarks, and I have noticed, too, that you were one of the few women’s retailers that didn’t see a deterioration in the business in the back half of the year. And yet we have this management change. So how do we reconcile those two things? What are the things that went right in the back half of 2009 from your own perception, and how do you make sure that you hold on to those things as you transition to new leadership?

David Dyer - Chico’s FAS, Inc. — President and CEO
I think that the leadership change was necessary, we needed a new change in merchandising direction, and I think that the question is do you do things slightly better or do you do better things, and I think with Chico’s we need to do better things. I think that really we were beginning to lose some of the essence of the brand and we are back on it, really focused on making this brand a fresh version of what it was in the past, and to get the excitement back in the brand, stabilize certainly the sales. I hate to look at negative comps, and it is certainly my goal not to look at them too long. So I think that we made the right change and positive changes and that Cindy Murray will be a great impact on the Chico’s brand — have great impact on the Chico’s brand.

Kent Kleeberger - Chico’s FAS, Inc. — CFO
The other thing, if I can add to that, is that I think most of you will recall that we had basically about a handful of certain merchandise classifications when we started 2008 that were a real drag. The first two that come to mind were the travelers collection as well as the accessories. And we have seen significant progress in each of those categories from not only when we started at the beginning of the year but from the first half of the year, as well.

Liz Dunn - Thomas Weisel Partners — Analyst
Are they still underperforming, the store overall?

Kent Kleeberger - Chico’s FAS, Inc. — CFO
They’re still negative comping, but they’re significantly improved performance from where they were before.

Liz Dunn - Thomas Weisel Partners — Analyst
Okay. And Kent, if I may just squeeze one more in. What the sensitivity on the stock price? At what point might we be concerned about this goodwill write down again?

Kent Kleeberger - Chico’s FAS, Inc. — CFO
I think that when I last looked at it, if we are somewhere, say, in the 370 range it will force us to revisit the analysis that was previously done. But I would think that would have to drop quite a bit below that before we would have a significant issue though.

Liz Dunn - Thomas Weisel Partners — Analyst
Okay. Great. Thanks, good luck.

Operator
Your next question comes from the line of Brian Tunick of JPMorgan.

Brian Tunick - JPMorgan Chase & Co. — Analyst
Thanks, good morning. I guess, Dave, first for you. When you think about getting Chico’s back to profitability, how much is dependent on the Chico’s comps, let’s say, improving to down mid single digits versus more SG&A and inventory cuts than you’re giving us today? And then maybe also talk about, I think a couple weeks ago you talked about Jim Frain might have been coming back for a consulting gig, and also that you had hired Gordon Brothers to evaluate the size of the fleet and also some occupancy opportunities. Maybe if you could just talk about those couple of things. Thanks very much.

David Dyer - Chico’s FAS, Inc. — President and CEO
I would say that when you look at the Chico’s brand, it is all of the above. I mean it starts with the product. And I think we have to get the assortment right. We have to offer product that the customer wants to buy. And I think that that has been certainly, as evidenced by negative comps, a big part of the problem. But we are also looking at any efficiencies that we can get in the organization which are going to help it do.
We have talked — maybe Kent could talk about the renegotiation of leases with Gordon Brothers. I did review the consulting that Jim Frain had done, and some of it was certainly very applicable, certainly with new customer acquisition and reintroduction of television, and we are going to do that. But I believe that there’s other things that we can do in the stores also when we look at not only new customer acquisition but also we have traffic in the stores and how do we take advantage of the traffic that we have in the stores. And I think that’s one of the things that we are learning from the traffic count that we have in many of our stores. I mean just the conversion rate alone, for every half point of conversion rate is what? four points of —

Kent Kleeberger - Chico’s FAS, Inc. — CFO
Half a point is worth two points of comp.

David Dyer - Chico’s FAS, Inc. — President and CEO
Four points for a full point of conversion. And so I think that if we can just do a better job with the product and with our salespeople in the stores, there’s probably a lot more impact than new customer acquisition. However new customer acquisition is certainly an important part of the business and you have to do it. If you want to continue to grow over time you have to continually attract new customers to the brand. So we are going to be doing both.

Kent Kleeberger - Chico’s FAS, Inc. — CFO
And if I can just add on, Dave is absolutely right, the path to profitability is the product, but a subset of that is how well we control inventories. And I think that we’ve had a significant task since the start of 2008, but I think we have inventories more closely in line with comp trend which should benefit us from improved margins via lower markdown.
As far as your comment about Gordon Brothers, it is a division of Gordon Brothers called DJM, and they have a division that deals basically with distressed properties. And just to reiterate, our DNA here has been really opening new stores and relocating stores. We are not as experienced in terms of seeking rent relief, as well as closing stores, so we have assigned a little other 200 leases to DJM to go out and seek rent relief. But I will also tell you, our real estate team, since they started on this in probably late October, I think has done a very good job in deriving roughly what amounts to be about $3.5 million in rent relief through 2012, of which $1.5 million of that will be realized in the fiscal 2009. So we are just getting started but I look to share improved results with you in the future.

Brian Tunick - JPMorgan Chase & Co. — Analyst
All right. Good luck, guys.

Operator
Your next question comes from the line of Janet Kloppenburg of JJK Research.

Janet Kloppenburg - JJK Research — Analyst
Good morning, everyone. A couple of questions. You did a great job on the SG&A levels coming down on the dollar basis in the fourth quarter. I’m not sure if we should be looking for that going forward. I’m hearing about marketing maybe increasing in both brands. It sounds like service levels in the stores may be increasing, as well. So I wondered if you can comment on that. And I am a little confused, but I’m thinking we are supposed to be looking for IMUs to be down in both brands the first half as well. Thanks.

Kent Kleeberger - Chico’s FAS, Inc. — CFO
Those are a lot of questions, Janet. Let me just speak to a couple of things. First of all, the marketing is in fact planned down 5%. So that $80 million number that we reported for fiscal 2008 will probably be in the $75 million to $76 million range. Part of it you should know is not that we are going to reduce our marketing efforts, we just have additional efficiencies. Given the current environment this is absolutely the right time to renegotiate and try to enjoy some of those additional efficiencies in pricing.
From an SG&A perspective, if you may recall earlier in the script, we have a targeted goal of $35 million to $40 million in expense reductions which included the impact of roughly the $15 million reduction in force. The lion’s share of those expense cuts will be in SG&A. The only thing that will present any head winds is we have certain new stores that we’ll have to anniversary in fiscal ‘09, so we will still have some additional payroll from new stores, we will have some additional expenses in supplies, we will certainly have some additional occupancy costs. And the occupancy cost is probably the biggest challenge because currently the models we need to get to close to about a 5 comp to lever occupancy. Absent that, then we really don’t need a comp to lever the balance of SG&A.
The IMU, it was really in relation to the White House/Black Market. I believe it was a one-time event on the go forward basis. Both brands are planning to increase initial mark up, not so much Chico’s in the first half but in the second half. But White House/Black Market is absolutely planning an increase in IMU.

Janet Kloppenburg - JJK Research — Analyst
Okay. And then on Cindy Murray joining the company, I was just wondering given lead times, et cetera, when you expected that we would first start to see her touch on the product.

David Dyer - Chico’s FAS, Inc. — President and CEO
I think the first season that she’s going to have impact is spring 2010. It is not that she is — certainly going to be involved in some of the late fall and the holiday but her first full season impact is in spring 2010.

Robert Atkinson - Chico’s FAS, Inc. — VP of IR
Next question, Lori.

Operator
Your next question comes from the line of Marnie Shapiro of The Retail Tracker.

Marnie Shapiro - The Retail Tracker — Analyst
I have one real estate housekeeping question. The stores that are closing, are those primarily Chico’s? And the stores that you are remodeling and relocating, are any of them expansions? And then I do have a traffic question to follow up with.

Kent Kleeberger - Chico’s FAS, Inc. — CFO
As far as the store closings, it is pretty much across the board. And I would tell you that when we reviewed the 60 stores for impairment charges and identified the 25, it was pretty much split across the businesses. And the other part of your question was?

Marnie Shapiro - The Retail Tracker — Analyst
The remodels and the relocations, were any of those expansions, as well?

Kent Kleeberger - Chico’s FAS, Inc. — CFO
There’s some slight expansions. These were items that were in the pipeline that, quite honestly, when things became rough we pushed back on the deals but the economics were compelling. In some cases, we had percentage rent in lieu of a fixed rent. They had increased the tenant allowance. So we decided from a pro forma economic model that these deals made sense. So yes there are a few expansions.

Marnie Shapiro - The Retail Tracker — Analyst
Okay. And can you touch on traffic a little bit. Were there any differences in traffic across regions or types of stores, be it malls, street or lifestyle? And then the demographic that you target for, let’s say, Chico’s, for the most part, your biggest name, is one that is closer to retirement, one that may suddenly not be closer to retirement. Are you thinking about different ways to get her in the door? And I guess the question is are your salespeople hustling a little bit now?

David Dyer - Chico’s FAS, Inc. — President and CEO
I think that our salespeople always hustle but they hustle in the nicest sense and that is to provide really the amazing personal service. I mean I thought I understood Chico’s until I spent time out in the stores and really watched the customer interaction. I was in Sarasota store at one of our openings for a remodel the other night. We did $40,000 in that store during the day. And I talked to, I don’t know, probably 100 customers over the course of the time that I was in the store and it is just amazing what you learn about the brand. It is a personal service, they’re known by name in the store. They have their salesperson. They love the brand.

They’re just looking for us to give them what they want. It is our store. They’re so concerned that we would change in a way — and have changed, perhaps, in a way — that they haven’t liked. And they’re rooting for our success. The customer is our greatest asset and I think that our salespeople are our second greatest asset. They serve them better than anybody I have ever seen. It really is, and the Company says it, amazing personal service. But when you see it and experience it, it is amazing.
Kent, the other part of the question.

Kent Kleeberger - Chico’s FAS, Inc. — CFO
The question was with respect to geography and location type. I had rather have a separate discussion on the location type. But as far as the regions, I think the one thing that both Chico’s and White House shared in common in the fourth quarter is that the northeast region was probably the most challenging of the regions. Obviously, part of that was weather. We are all experiencing that over the course of the last couple of days. But that’s one thing they do share in common.
The only other thing I would offer up is that southeast has been a little bit challenging for Chico’s, as well.

Operator
Your next question comes from the line of Stacy Pak of SP Research.

Stacy Pak - SP Research — Analyst
Hi, thanks. Going back to the SG&A for a minute, can you clarify a little bit the marketing spend by quarter, and the $35 million to $40 million reduction with the pressure from payroll and occupancy from the new stores, help us think about that by quarter so we are getting a sense overall on how SG&A dollars should flex by quarter. And second of all, David, could you address why you think it is right to do TV in the fall for the Chico’s brand given Cindy’s product, we are not going to really feel her impact until spring. What I am wondering is should we be sensing therefore, that the product actually will be better by fall? Just talk to us about that. Thanks.

Kent Kleeberger - Chico’s FAS, Inc. — CFO
Stacy, without getting too far into the weeds on spend by quarter, we obviously spend more marketing in the first three quarters than the fourth. Similarly, on payroll. Part of that is there’s a phenomenon in the Chico’s brand that is really a challenge to our business is how do we figure out fourth quarter because from a sales perspective that is the lowest volume quarter for the brand. So that is really what is influencing anything different from the spending perspective. And I wasn’t quite sure what your question was with respect to the $35 million to $40 million. Most of those initiatives, since they relate to stores and overhead, pretty much occur throughout the year.

Stacy Pak - SP Research — Analyst
But equally by quarter on those.

Kent Kleeberger - Chico’s FAS, Inc. — CFO
Pretty much. I mean it will fluctuate a little bit. Some of that has to do with timing. Like, for example, when we reduce maintenance in the stores, it just depends on when it is scheduled. If you have it scheduled three times and we go to twice, then it really just depends, but we’re not talking about a lot of dollars.

Stacy Pak - SP Research — Analyst
But overall more marketing in Qs 1 through 3, obviously.

Kent Kleeberger - Chico’s FAS, Inc. — CFO
Typically that’s the case.

Stacy Pak - SP Research — Analyst
Okay. And then, Dave, your thoughts on the TV and Chico’s product?

David Dyer - Chico’s FAS, Inc. — President and CEO
I do think the product is going to be improved for fall. It is going to be better edited and I think that certainly it is going to be an improvement over where we have been in the past 12 months. And I the time you talk to the customer, it really is now, and tell them that Chico’s is back and that we have products that they’re going to enjoy. And then when Cindy gets in and has her touch in spring, she’ll have customers ready to roll with her new product.
So I believe this fall is a great customer acquisition time. Most people in the industry are retrenching and again, I believe that we are strong, that our product is going to look a lot better. Our stores are going to be really concentrated on providing the customer service that we are known for, and we are going to invite her back in. We think that the time is right.

Operator
Your next question comes from the line of Margaret Whitfield of Stern Capital.

Margaret Whitfield - Stern Capital — Analyst
Good morning, everyone. You mentioned at the outset that Verna had been able to influence elements of the early fall line. I wondered what area she has focused upon. And then your comment on the Q1 comps, I wondered if you can give us some idea of what you are planning for the two major brands, Chico’s and White House, since there’s been a big gap between the two in terms of performance. Thank you.

Kent Kleeberger - Chico’s FAS, Inc. — CFO
As far as the comp I’m really not going to break it down. I think that you can pretty well bet that based upon the fourth quarter results, you can use that as more or less a tool to break down the first quarter comps for ‘09.

David Dyer - Chico’s FAS, Inc. — President and CEO
And I would say that, as I said earlier, that I do believe that White/Black has a chance to positively comp every month. That certainly is something that we would be hoping to see from that brand. Yes, Verna has come in and she has been a fantastic help. We have been able to reenergize the merchandising staff and I think to react to a lot of the product that was in progress and process. And basically what we have done is we have been able to edit a lot of the things that we didn’t think were brand right. We have been able to change some of the buys and I think we have been able to assort the Chico’s product in a way that is going to provide a lot more compelling assortment for our customer. And so we are excited about fall.

Robert Atkinson - Chico’s FAS, Inc. — VP of IR
Lori, it is approaching 9:30 eastern time. So this will have to be our last questioner for this morning.

Operator
Your final question comes from the line of Lorraine Maikis-Hutchison of Bank of America/Merrill Lynch

Lorraine Maikis-Hutchison - Bank of America/Merrill Lynch — Analyst
Thank you. Good morning. You have detailed some pretty big goals for the direct to consumer business in the near term. I was just wondering how that changes the way that you view your total footprint. Will the web take sales from stores, and does that change the saturation point of the Chico’s brand in your mind?

David Dyer - Chico’s FAS, Inc. — President and CEO
The answer is I think the web will complement the stores. We are still going to be a store business. That is where we live and where we always will live. But I see a lot of synergy. If it is not in the store, rather than having to look it up in a very efficient way in another store, can we ship it from our distribution center. I think that it really complements the sales in the stores rather than takes away from the sales in the stores. And probably in that case, we may actually credit the sale to the store. We haven’t really figured that out yet but there’s a lot of things we are looking at. If the sale is generated in the store why not give them credit for it.

Lorraine Maikis-Hutchison - Bank of America/Merrill Lynch — Analyst
Thank you.

Robert Atkinson - Chico’s FAS, Inc. — VP of IR
And thank you all for joining us this morning. We apologize for not getting to every questioner, but please feel free to call me throughout the day if you do have a question. Please note that we will be releasing first quarter sales on Thursday, May 7th, and first quarter operating results on Wednesday, May 27th, and we will be hosting an 8:30 am eastern time conference call and webcast that day. Also, Kent and I will be representing the company at the Credit Suisse retail roundup in Boston March 17 and participating in the Tag Consumer Conference on Wednesday, April 1st. Thank you for your interest in Chico’s FAS.

Operator
Thank you. This does conclude today’s Chico’s FAS fourth quarter earnings conference call. You may now disconnect.

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